Exhibit 10.1
December 31, 2020

VIA EMAIL
Jackie Barry Hamilton

Dear Jackie:

The purpose of this letter agreement is to set forth our mutual understanding and agreement with respect to your transition and ultimate separation from employment with Zoom Telephonics, Inc. (the “Company”). In consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which you acknowledge, we have agreed as follows:

1.
Transition and Separation from Employment. Your separation from employment will occur on December 31, 2020 (“Separation Date”). The period between the date of this letter agreement and the Separation Date is referred to in this letter agreement as your “Transition Period.” On your Separation Date, you will relinquish any and all positions that you have held with the Company and you will not be considered a Company employee for any purpose after that date.

2.
Transition Period. During the Transition Period, your current terms and conditions of employment (such as your job title, schedule, compensation, and benefits) will remain the same or substantially the same in the aggregate. During the Transition Period, you are required to train your replacement, and you will also be required to support the integration of Minim Inc. and the Company. You will also be required to continue to comply with the Company’s policies and procedures. As of December 4, 2020, you are no longer an officer of the Company, and accordingly, have no liability as an officer of the Company for events occurring after that date.

3.
Pay and Benefits. You agree that you have received all compensation and benefits, including but not limited to any non-monetary benefits such as leave time, to which you are entitled in connection with your employment with the Company. You further agree that the Company has satisfied in full any contractual obligations it may have to you, including pursuant to your Employment Agreement dated February 26, 2020 (the “Employment Agreement”). You agree to make no claims for further compensation from the Company of any type, including bonus payments, commission payments, other than your earned an unpaid vacation pay which will be paid to you on your Separation Date. You acknowledge that, except to the extent provided in this Agreement, the Company is under no obligation to provide you with the benefits described below, including the health insurance continuation payments, severance payments, and stock option vesting. The Company and you agree that as of December 4, 2020, you have 119 hours of accrued but unused Paid Time Off and 37 hours of accrued and unused sick time. You will continue to accrue Paid Time Off and sick time through the Separation Date in accordance with the Company’s policies, and any such time you use before the Separation Date will be deducted from your balances. The Company will include in your final paycheck a payment for your accrued but unused Paid Time Off.

4.
Health Insurance Continuation. At your option, you may continue to be covered under the Company’s group health insurance plan up to eighteen (18) months after your Separation Date, subject to the terms and conditions provided for in the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) provided you have timely and properly elected COBRA coverage in accordance with the Company’s COBRA election procedures, notice of which shall be sent to you under separate cover. Subject to the Company’s receipt of this letter agreement timely signed by you, the expiration of the seven (7) day revocation period set forth below, and your compliance with the terms of this letter agreement, the Company will pay the entire COBRA premiums for your health insurance continuation coverage during the first six (6) months of your COBRA continuation period, or until such earlier time as you enroll in alternate health insurance coverage, provided you have timely and properly elected COBRA coverage in accordance with the Company’s COBRA election procedures, notice of which shall be sent to you under separate cover. You agree promptly to notify the Company if and when you become eligible for alternate medical coverage during this six (6) month period the Company is paying your COBRA premiums.

5.
Severance Package. If you timely sign, do not revoke, and comply with this letter agreement, the Company will:

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Continue to pay your current base salary (at the rate of $185,000 per year, less all applicable federal, state or local tax withholding, F.I.C.A., and any other applicable payroll deductions) for the six (6) month period following the Separation Date. Such payments shall be made in installments corresponding to the regular pay periods of the Company.

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Pay you for your accrued but unused sick time, which such amount (41.44 hours) will be paid in installments along with the salary continuation installment payments referenced in the first bullet point of this Paragraph 5.

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Pay you an extra $16,000, which such amount will be paid in installments along with the salary continuation payments and sick time payments, referenced in the first and second bullet points, respectively, of this Paragraph 5.

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Vest all of your sixty-seven thousand five hundred (67,500) unvested Company stock options.

6.
Equity. You acknowledge and agree that, with the vesting of the sixty-seven thousand five hundred (67,500) Company stock options pursuant to Paragraph 5 above, you will have seventy-one thousand seven hundred twenty-one (71,721) vested but unexercised Company stock options. All of your vested stock options with the Company, including the 67,500 stated above, are governed by the applicable Company equity plans and grant agreements. You further acknowledge and agree that you will not vest in or receive any additional stock options, other than what is stated in this Agreement, or Company stock in connection with your employment (or the termination of that employment) with the Company.

7.
Unemployment Compensation. The Company agrees that it shall not contest any good faith claim you make for unemployment benefits. Of course, the Company may respond truthfully and provide accurate information if it receives a request for information from the agency with which you file such a claim.

8.
Transfer of Responsibilities. You shall, through the month of June 2021, cooperate fully and timely with the Company and its personnel with all of its reasonable requests, including after the Separation Date, to provide an orderly transfer of your duties and responsibilities. After the Separation Date, the Company will compensate you for your time pursuant to this Paragraph 8 at the hourly rate of $150 an hour for anything over 3 hours a week.

9.
Confidentiality of This Letter Agreement. You agree to keep confidential and not to disclose the existence or terms of this letter agreement or sums paid under this letter agreement to anyone or to any organization, except you may disclose such information to your spouse and children, attorney, and financial advisor, provided you have received in advance their promises to maintain this information in strict confidence. You understand that the confidentiality restrictions of this paragraph extend to and expressly prohibit disclosure through social media. Notwithstanding the above, nothing herein prevents you sharing information regarding this Agreement with taxing authorities or the Department of Unemployment Compensation if requested to do so. Further, nothing herein prevents you from complying with a valid court order or subpoena.

10.
Confidential Information. During your employment with the Company, you had access to trade secrets and confidential and proprietary business and technical information of the Company, including data and information which would not otherwise have been available to you except by reason of your employment or position with the Company, and including, but not limited to, customer files and records, plans, developments, product information, pricing lists and information, customer lists and other customer information, marketing plans, methods and other marketing information, research methods and data, personnel information, computer discs and files, maps, sketches and other confidential, proprietary or secret information, and to documents and information from third parties which the Company is required to maintain in confidence (collectively “Confidential Information”). You agree that you will not, without the Company’s prior written consent, directly or indirectly disclose to any person, not an employee of the Company, any Confidential Information obtained in the course of your employment with the Company, nor will you use any Confidential Information for your own benefit to the detriment or intended or probable detriment of the Company.

11.
Intellectual Property. You agree you have disclosed promptly, completely, and in writing, and will in the future disclose promptly, completely and in writing to the Company any original works of authorship (including all copyrights with respect thereto), any discovery, process, design, improvement, innovation, development, improvement or invention, whether or not patentable and whether reduced to writing or practice or not, which you discovered, conceived and/or developed, in whole or in part, either individually or jointly with others (whether on or off the Company’s premises or during or after working hours) during the period you were employed with the Company, and which was or is directly or indirectly related to the business or proposed business of the Company, or which resulted or results from or was suggested by any work performed by any employee or agent of the Company during your period of employment or for one year thereafter ("Inventions"). You hereby assign, and agree to assign to the Company, without any separate or additional remuneration, your entire right, title and interest in all such Inventions, together with any and all United States and foreign rights thereto. You also agree that all Inventions and all works of authorship, literary works (including computer programs), audiovisual works, translations, compilations, and any other written materials, including but not limited to, copyrightable works (the “Works”) which were originated or produced by you (solely or jointly with others), in whole or in part, within the scope of, or in connection with, your employment will be considered "works made for hire" as defined by the U.S. Copyright Act (17 USC §101, as amended) and further acknowledge that you are an employee as defined under that Act. All such works made for hire are and will be the exclusive property of the Company, and you agree to treat any such works as Proprietary Information. In the event that any Works are not deemed to be “works made for hire,” you hereby assign all of your right, title, and interest in and to such Works, including but not limited to, the copyrights therein, to the Company. You also agree to cooperate with the Company to execute all instruments including patent and copyright applications and assignments therefor, and to do all other things reasonably necessary to fully vest, and perfect, in the Company the ownership rights contemplated herein. In the event the Company is unable, after reasonable effort, to secure your signature on any document or instrument necessary to secure trademarks, letters patent, copyrights or other analogous protection relating to any Works, whether because of your physical or mental capacity or for any other reason whatsoever, you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney-in-fact, to act for and in his behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts.

12.
Non-Disparagement. Unless as required by law or valid subpoena, you further agree, that you will not, at any time after the date hereof, make any remarks or comments, orally, in writing, or via social media, which remarks or comments reasonably could be construed to be derogatory or disparaging to the Company or any of its shareholders, officers, directors, employees, attorneys or agents, or which reasonably could be anticipated to be damaging or injurious to the Company's reputation or good will or to the reputation or good will of any person associated with the Company.

13.
Return of Property. You acknowledge that you will return to the Company immediately after your Separation Date all property of the Company that is in your possession or under your control, including, without limitation, any and all files, documents and other information with respect to the Company’s management, business operations or customers, including all files, documents, or other information containing Confidential Information. If any Company property is on your personal electronics, you agree to delete the same and such action will satisfy this request.

14.
Non-Solicitation: During the Transition Period and for six (6) months thereafter, you shall not, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant, independent contractor, or in any other capacity whatsoever: (i) recruit, solicit, or hire any employee, consultant, agent, director or officer of the Company or contact, recruit, solicit or induce, or attempt to contact, recruit, solicit or induce, any employee, consultant, agent, director or officer of the Company to terminate his/her employment with, or otherwise adversely change, reduce, or cease any relationship with, the Company; or (ii) contact, solicit, divert, take away, or attempt to contact, solicit, divert or take away, any clients, customers or accounts, or prospective clients, customers or accounts, of the Company, or any of the Company’s business with such clients, customers or accounts, except as agreed upon in writing signed by a duly authorized officer of the Company. If any restriction set forth in this paragraph is found by any court to be unenforceable because it is overbroad in any manner, such restriction shall be interpreted to extend only over the maximum period of time, range of activities, or geographic area which the court finds to be enforceable. You acknowledge that the restrictions contained in this paragraph are necessary for the protection of the business and goodwill of the Company and are considered by you to be reasonable for such purpose. You acknowledge that the restrictions contained in this paragraph extend to and expressly prohibit conduct via social media that would violate this paragraph. You further acknowledge that the restrictions set forth in this paragraph do not prevent you from earning a livelihood nor unreasonably impose limitations on your ability to earn a living. As used in this agreement the term “client,” “customer,” or “accounts” shall include: (i) any person or entity that is a client, customer or account of the Company on the date hereof or becomes a client, customer or account of the Company during the covered period; (ii) any person or entity that was a client, customer or account of the Company at any time during the two-year period preceding the date of your termination; and (iii) any prospective client, customer or account to whom the Company has made a presentation (or similar offering of services) within a period of 180 days preceding the date of the termination of your employment.

15.
Cooperation in Litigation. At the Company’s reasonable request, you agree to assist, consult with, and cooperate with the Company in any litigation or administrative procedure or inquiry that involves the Company, subject to reimbursement for your reasonable out of pocket expenses, such as travel, meals, or lodging.

16.
Breach of Agreement. You understand and agree that any material breach of your obligations under this letter agreement will immediately render the Company’s obligations and agreements hereunder null and void, all payments pursuant to this letter agreement shall immediately cease, you shall repay to the Company all sums you have been paid or sums paid on your behalf pursuant to this letter agreement, and you shall indemnify the Company Released Parties (as defined below) for the full and complete costs of enforcing this letter agreement, including reasonable attorneys’ fees, court costs, and other related expenses.

17.
General Release of Company. You, for yourself and your heirs, legal representatives, beneficiaries, assigns and successors in interest, hereby knowingly and voluntarily release the Company, its affiliates, and its and their successors, assigns, former or current shareholders, officers, directors, employees, agents, insurers, attorneys and representatives (“Company Released Parties”) from any and all causes of action, in law or equity, you now have, may have or ever had, whether known or unknown, from the beginning of the world to this date, including, without limitation, any claims under the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq.; claims for breach of contract or based on tort; claims for employment discrimination and wrongful termination; statutory wage and hour claims under Massachusetts law, including but not limited to, claims for violation of the Massachusetts Wage Act, and any other statutory, regulatory or common law causes of action (“the Released Claims”).  You understand that you are releasing claims pursuant to M.G.L., Chapter 149 including, but not limited to, claims for untimely, underpayment, or non-payment of wages, discrimination and/or retaliation for seeking to enforce your wage and hour rights, misclassification as an independent contractor, improper withholdings or deductions, tip or service charge related claims, and claims pursuant to M.G.L., Chapter 151 relating to minimum wage, discrimination and/or retaliation for seeking to enforce your rights under Chapter 151, and/or overtime pay.  You hereby acknowledge and understand that this is a General Release, and that this means you are giving up your right to sue the Company Released Parties for any and all claims, including but not limited to the specific claims mentioned in this paragraph. Notwithstanding the following, under no circumstances are you releasing any rights or claims to vested 401K benefits, any rights or claims you may have to indemnification and defense, including, but not limited to, any rights you may have under the Company D&O insurance and the Company’s D&O Side A DIC insurance, and your rights to vested equity.

18.
ADEA Disclosures/Revocation. You are advised that you have at least forty-five (45) days to consider this letter agreement and to consult with an attorney prior to executing it. You and the Company agree that any changes to this document, whether material or immaterial, do not restart the running of the forty-five (45) day period and that such period shall be calculated from the date that you first received this letter agreement. For a period of seven (7) business days after executing this letter agreement, you may revoke this letter agreement by providing written notice of such revocation to Gray Chynoweth at gray@minim.co, and this letter agreement shall not become effective or enforceable until said seven (7) business day period has expired.

In connection with your consideration of this letter agreement, the Company has furnished you with certain information regarding the individuals who were selected and not selected to participate in this layoff, which information is attached hereto as Exhibit A. The class, unit or group of employees from which the Company selected individuals to participate in the layoff is all members of the Company’s senior leadership team (the “Decisional Unit”). The factors the Company used to select individuals from within the “Decisional Unit” to participate in the layoff are skill set and position need in light of the Company’s current and anticipated business needs. The time limits applicable to the employees in the Decisional Unit who are 40 years of age and older and who are being asked to waive claims under the Age Discrimination in Employment Act are as follows:

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Such employees have been given forty-five (45) days after receiving their letters agreements containing a General Release of claims to sign and return their letter agreements to the Company.

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Once such an employee signs the letter agreement containing the General Release of claims and returns it to the Company, the employee has seven days after signing the letter agreement to revoke it.

19.
Participation in Agency Proceeding. You understand that nothing contained in this letter agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each a “Government Agency”). You further understand that this letter agreement does not limit your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. However, you understand and agree that that although you may engage in such activities, you will not be entitled to receive any award or damages, to the extent consistent with applicable law.

20.
Acknowledgment. By signing this letter agreement, you acknowledge and agree that you understand the meaning of this letter agreement and that you freely and voluntarily enter into it and the General Release contained herein. You agree that no fact, evidence, event, or transaction, whether known or unknown, shall affect in any manner the final and unconditional nature of the agreements and release set forth herein.

21.
Miscellaneous. This letter agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts without regard to choice or conflict of law principles. In the event that any provision contained in this letter agreement is declared invalid, illegal or unenforceable for any reason by any court of competent jurisdiction, and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this letter agreement in full force and effect. However, if any portion of the general release language is ruled to be unenforceable for any reason, this entire letter agreement shall be deemed null and void. To avoid any possible misunderstanding, the Company and you intend this letter agreement to be a comprehensive statement of the terms of your separation and supersede: (i) all prior understandings or statements made to you by the Company regarding your arrangements with the Company after your Separation Date; and (ii) all agreements you previously executed with the Company, including your Employment Agreement. It does not, however, supersede your equity agreements with the Company. Any modifications or waiver of the terms set forth in this letter agreement must be in writing and signed by you and by me on behalf of the Company. This letter agreement is binding on the company’s successors and assigns.

Please indicate your agreement to the terms of this letter agreement by signing and dating the last page of the enclosed copy of this letter agreement, and return it to me no earlier than December 31, 2020 and no later than the close of business on February 15, 2021, which you acknowledge to be more than forty-five (45) days from the date of your receipt of this letter agreement.

Sincerely,

/s/ Gray Chynoweth
Gray Chynoweth
Chief Executive Officer

By signing this letter agreement, I acknowledge and agree that I understand the meaning of this letter agreement and that I freely and voluntarily enter into it and the General Release contained herein. I agree that no fact, evidence, event, or transaction, whether known or unknown, shall affect in any manner the final and unconditional nature of the agreements and releases set forth herein.

AGREED TO AND EXECUTED UNDER SEAL THIS 31st day of December, 2020.

/s/ Jacquelyn Barry Hamilton
Jacquelyn Barry Hamilton

EXHIBIT A

Job Title	Age	Selected for Layoff	Not Selected for Layoff
Interim Chief Marketing Officer	31		X
Chief Operations Officer	54		X
Chief Technology Officer	56	X
Chief Financial Officer	59	X